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KREISLER                                              FOR IMMEDIATE RELEASE
MANUFACTURING CORPORATION                             CONTACT: EDWARD L. STERN
                                                                     PRESIDENT


                       KREISLER MANUFACTURING CORPORATION
                   THIRD QUARTER AND NINE MONTHS 1996 - 1997

Net earnings of Kreisler Manufacturing Corporation was $ .18 per share of common stock in the third quarter of 1997 compared with a net loss of $ .17 per share in the third quarter of 1996. Net earnings for the nine months was $ .04 compared with a net loss of $ 2.08 per share in the comparable period of 1996.

March 31 (Unaudited)                      Third Quarter                   Nine Months
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                                       1997           1996            1997           1996
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
Sales                                $ 2,518        $ 1,903         $ 6,803        $ 3,950
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Net earnings (loss)                       87            (81)             21         (1,009)
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Net earnings (loss) per share        $   .18        $  (.17)        $   .04        $ (2.08)
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

Consolidated Balance Sheets
(in thousands) (Unaudited)                              3/31/97       6/30/96
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
Assets
Cash, cash equivalents and investments                   $  379        $  587
Certificates of deposit - current                           312           300
Accounts receivable                                       1,590           891
Inventories                                               1,440         1,574
Other current assets                                         13            22
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Total current assets                                      3,734         3,374
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Certificates of deposit                                     548           525
Property and equipment-at cost, less depreciation           188           204
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                                                         $4,470        $4,103
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Liabilities and Common Stockholders' Equity
Accounts payable                                         $  713        $  402
Accrued expenses                                            234           200
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Total current liabilities                                $  947        $  602
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Total stockholders' equity                               $3,523        $3,501
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                                                         $4,470        $4,103
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

Stockholders' equity is $ 7.26 per share as of March 31,1997, compared with $7.21 as of June 30, 1996.

Kreisler Manufacturing Corporation (OTC-KRSL) fabricates metal component parts and assemblies for both military and commercial aircraft engines including manifold assemblies, impingement tubes and blade locks.